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EXHIBIT 21

Subsidiaries of the Company

Insure.com, Inc. (FEIN 36-3299423), a Delaware Corporation

        Owns 100% of: INN Acquisition, Inc. (FEIN 36-4486024), a Delaware Corporation

        Owns 100% of: Life Quotes, Inc. (FEIN 20-0882666), a Delaware Corporation

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Subsidiaries of the Company